Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13G including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: February 13, 2015

Thomas G. Dundon

By:	/s/ Thomas G. Dundon
Name:	Thomas G. Dundon

DDFS LLC

By:	/s/ Thomas G. Dundon
Name:	Thomas G. Dundon
Title:	Chief Executive Officer